Exhibit 2.4

FORM OF

INTELLECTUAL PROPERTY MATTERS AGREEMENT

BY AND BETWEEN

CONSOL ENERGY INC.

AND

CONSOL MINING CORPORATION.

DATED AS OF                           , 2017

Table of Contents

ARTICLE I DEFINITIONS		1

1.01	Definitions	1

ARTICLE II TRANSFERRED INTELLECTUAL PROPERTY RIGHTS AND TECHNOLOGY AND ASSUMPTION OF LIABILITIES		6

2.01	Assignment of Intellectual Property Rights	6

2.02	Common Infrastructure Copyrights	6

2.03	Common Infrastructure Trade Secrets	7

2.04	Acceptance and Assumption of Transferred Intellectual Property Liabilities	7

2.05	Acceptance and Assumption by Parent of Common Infrastructure Liabilities	8

2.06	Delayed Transfers; Wrong Pockets	8

2.07	Trademarks To Be Surrendered	10

2.08	Description of Services in Retained Trademarks	10

2.09	Description of Services in Transferred Trademarks	10

ARTICLE III LICENSES FROM PARENT TO COALCO		10

3.01	License Grants	10

3.02	Change of Corporate Name	10

ARTICLE IV LICENSES FROM COALCO TO PARENT		10

4.01	License Grants	10

4.02	Change of Corporate Name	10

ARTICLE V ADDITIONAL INTELLECTUAL PROPERTY RELATED MATTERS		10

5.01	Assignments and Licenses	10

5.02	Assistance By Employees	11

5.03	Inventor Compensation	11

5.04	No Implied Licenses	11

5.05	No Obligation To Prosecute or Maintain Patents	11

5.06	Technical Assistance	11

5.07	Third-Party Infringement	11

5.08	No Challenge to Title	12

ARTICLE VI LIMITATION OF LIABILITY AND WARRANTY DISCLAIMER		12

6.01	Limitation of Liability	12

6.02	Disclaimer of Representations and Warranties	12

ARTICLE VII TRANSFERABILITY AND ASSIGNMENT		13

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7.01	No Assignment or Transfer Without Consent	13

7.02	Divested Businesses	13

ARTICLE VIII REVOCATION AND TERMINATION OF LICENSE RIGHTS; TERMINATION		13

8.01	Termination by Both Parties	14

8.02	Termination Prior to the Distribution	14

8.03	Effect of Termination; Survival	14

ARTICLE IX FURTHER ASSURANCES		14

9.01	Further Assurances	14

ARTICLE X MISCELLANEOUS		14

10.01	Counterparts; Entire Agreement; Corporate Power	14

10.02	Governing Law; Jurisdiction	15

10.03	Third-Party Beneficiaries	15

10.04	Notices	15

10.05	Export Control	16

10.06	Bankruptcy	16

10.07	Severability	16

10.08	Expenses	16

10.09	Headings	16

10.10	Survival of Covenants	16

10.11	Waivers of Default	16

10.12	Specific Performance	16

10.13	Amendments	17

10.14	Interpretation	17

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INTELLECTUAL PROPERTY MATTERS AGREEMENT

THIS INTELLECTUAL PROPERTY MATTERS AGREEMENT (“Agreement”) is dated as of             , 2017 (the “Effective Date”), by and between CONSOL Energy Inc., a Delaware corporation (“Parent”), and CONSOL Mining Corporation, a Delaware corporation (“CoalCo”).

R E C I T A L S

WHEREAS, in connection with the contemplated Separation of CoalCo from Parent, Parent and CoalCo are entering into a Separation and Distribution Agreement (the “Separation and Distribution Agreement”);

WHEREAS, following the Separation and Distribution CoalCo, which will be renamed CONSOL Energy Inc., will be a separate, independent, publicly traded company, and Parent will be renamed CNX Resources Corporation;

WHEREAS it is the intent of the Parties that as part of the Separation, Parent assign certain intellectual property rights and certain technology to CoalCo pertinent to the Coal Business; and

WHEREAS it is the intent of the Parties that following the Separation, Parent license certain other intellectual property rights to CoalCo and that following the Separation, CoalCo license certain other intellectual property rights to Parent.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. As used in this Agreement, the following terms have the following meanings:

“3POCM” shall have the meaning set forth in Section 2.02(b).

“Administrative IP Proceedings” shall have the meaning set forth in Section 5.02.

“Affiliate” shall have the meaning set forth in the Separation and Distribution Agreement.

“Ancillary Agreements” shall have the meaning set forth in the Separation and Distribution Agreement.

“Coal Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Coal Business Technology” shall mean all Technology used in designing, developing, manufacturing, selling, providing or supporting products, services and offerings of the Coal Business as they exist as of immediately prior to the Distribution.

“CoalCo Commercial Software” shall mean software that, as of immediately prior to the Distribution, the Coal Business had (a) released to one or more third parties for commercial sale,

licensing, distribution or (if applicable) beta testing, or (b) used to offer or provide a commercial service to one or more third parties, including software as a service and hosted solutions.

“CoalCo Common Infrastructure Liability Percentage” shall mean 50%.

“CoalCo Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“Common Infrastructure Copyrights” shall mean copyrightable subject matter embodied in works that relate to the common internal business operations of the Parent Business and the Coal Business as of or prior to the Distribution Date, including software, corporate policies, operating procedures, manager toolkits and employee training materials. Common Infrastructure Copyrights do not include (a) Copyrights in Parent Commercial Software or CoalCo Commercial Software; (b) Copyrights in works that are used exclusively in or relate exclusively to Parent Business; or (c) Copyrights in works that are used exclusively in or relate exclusively to the Coal Business.

“Common Infrastructure Liabilities” shall mean any Liabilities of either Party (a) to the extent relating to, arising out of or resulting from (1) any Common Infrastructure Copyrights or (2) any Common Infrastructure Trade Secrets, and (b) arising or accrued at or prior to the Distribution.

“Common Infrastructure Rights” shall mean Common Infrastructure Copyrights and Common Infrastructure Trade Secrets.

“Common Infrastructure Trade Secrets” shall mean Trade Secrets that relate to the common internal business operations of the Parent Business and the Coal Business as of or prior to the Distribution Date. Common Infrastructure Trade Secrets do not include (a) trade secrets that are used in or relate to Parent Commercial Software or CoalCo Commercial Software (including source code); (b) Trade Secrets that are used exclusively in or relate exclusively to Parent Business; or (c) Trade Secrets that are used exclusively in or relate exclusively to the Coal Business.

“Copyrights” shall mean copyrights, copyright registrations and applications therefor, moral rights and all other rights corresponding to the foregoing.

“Database Rights” shall mean statutory and common law rights in databases and data collections (including knowledge databases, customer lists and customer databases) arising under the laws of any jurisdiction, whether registered or unregistered, and any applications for registration therefor.

“Distribution” shall have the meaning set forth in the Separation and Distribution Agreement.

“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Docket Files” shall mean electronic and paper copies (including originals) of the following items to the extent they are in possession or control of Parent as of the Distribution with respect to each Transferred Patent: (a) assignment agreements from inventors to Parent, (b) declarations and powers of attorney relating to the prosecution of the Transferred Patents, (c) invention submissions, (d) correspondence with all patent offices together with a list, including contact information, of each counsel and agent responsible for the prosecution or maintenance of the Transferred Patents known to be in possession of Docket Files, and the original ribbon copy issued by the United States Patent and Trademark Office, or, for foreign Patents, the original ribbon copy or certificate issued by the applicable Governmental Authority.

“Excluded Intellectual Property Rights” shall mean the Intellectual Property Rights to be retained by Parent set forth on Schedule C.

“Governmental Approvals” shall have the meaning set forth in the Separation and Distribution Agreement.

“Governmental Authority” shall have the meaning set forth in the Separation and Distribution Agreement.

“Improvement” to any Intellectual Property Right or Technology shall mean (a) with respect to Copyrights, any modifications, derivative works and translations of works of authorship in any medium, (b) with respect to Database Rights, any database that is created by extraction or use of another database and (c) with respect to Technology, any improvement or modification to the Trade Secrets that cover or are otherwise incorporated into such Technology.

“Indemnitee” shall have the meaning set forth in the Separation and Distribution Agreement.

“Intellectual Property Liabilities” shall mean all Liabilities relating to, arising out of or resulting from Intellectual Property Rights.

“Intellectual Property Rights” shall mean the rights associated with the following anywhere in the world: (a) Trademarks; (b) Patents; (c) Trade Secrets; (d) Copyrights; (e) Internet Properties; (f) Database Rights; and (g) any similar, corresponding or equivalent rights to any of the foregoing. Intellectual Property Rights specifically excludes contractual rights (including license grants from third parties) and also excludes the tangible embodiment of any of the foregoing in subsections (a) – (g).

“Internet Properties” shall mean uniform resource locators and registered internet domain names (including social media handles and Internet user names).

“Law” shall have the meaning set forth in the Separation and Distribution Agreement.

“Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“Licensor” shall have the meaning set forth in Section 5.07.

“Notifying Party” shall have the meaning set forth in Section 5.07.

“Parent Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent Commercial Software” shall mean software that, as of immediately prior to the Distribution, the Parent Business had (a) released to one or more third parties for commercial sale, licensing, distribution or (if applicable) beta testing, or (b) used to offer or provide a commercial service to one or more third parties, including software as a service and hosted solutions as set forth on Schedule E.

“Parent Common Infrastructure Liability Percentage” shall mean 50%.

“Parent Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“Party” shall mean either party hereto, and “Parties” shall mean both parties hereto.

“Patents” shall mean patents, designs and utility models, and applications therefor (including any continuations, continuations-in-part, divisionals, reissues, renewals, extensions or modifications for any of the foregoing).

“Person” shall have the meaning set forth in the Separation and Distribution Agreement.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Separation and Distribution Agreement.

“Software Derivatives” shall mean a revision, reparation, adaptation, enhancement, modification, translation, localization, abridgment, condensation, expansion and any other form into which software may be transformed or ported.

“Subsidiary” shall have the meaning set forth in the Separation and Distribution Agreement.

“Technology” shall mean tangible embodiments, whether in electronic, written or other media, of copyrightable works, technology (including designs, design and manufacturing documentation, engineering drawings, such as bill of materials, build instructions and test reports), sales documentation (such as marketing materials, installation manuals, service manuals, user manuals) schematics, algorithms, routines, software, databases, laboratory notebooks, development and lab equipment, processes, prototypes and devices. Technology does not include Intellectual Property Rights, including any Intellectual Property Rights in any of the foregoing.

“TLA1” shall mean the Trademark License Agreement dated as of the date of this Agreement between CoalCo (the licensor) and Parent (the licensee).

“TLA2” shall mean the Trademark License Agreement dated as of the date of this Agreement among Parent (the licensor) and CoalCo (the licensee).

“Trade Secrets” shall mean information, including a formula, pattern, compilation, program, device, method, technique or process, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and all other rights in or to confidential business or technical information.

“Trademarks” shall mean trademarks and service marks, including common law marks, trade names, business names, designs, logos and trade dress, whether registered or unregistered, and the goodwill appurtenant to each of the foregoing.

“Transferred Copyrights” shall mean Copyrights in and to the Coal Business Technology, whether registered or unregistered, that are owned by Parent as of immediately prior to the Distribution and that are primarily used in the Coal Business, including the Copyrights (if any) listed on Schedule B. For the avoidance of doubt, Transferred Copyrights do not include (a) Copyrights in Parent Commercial Software; (b) Copyrights in works that are used exclusively in or relate exclusively to Parent Business; or (c) the Common Infrastructure Copyrights. Notwithstanding the foregoing, the Transferred Copyrights shall not include any Excluded Intellectual Property Rights.

“Transferred Database Rights” shall mean Database Rights in and to the Coal Business Technology that are owned by Parent as of immediately prior to the Distribution and that are primarily used in the Coal Business, including the Database Rights (if any) listed on Schedule B. Notwithstanding the foregoing, the Transferred Database Rights shall not include any Excluded Intellectual Property Rights.

“Transferred Intellectual Property Liabilities” shall mean (a) all Liabilities relating to, arising out of or resulting from the Transferred Intellectual Property Rights and (b) the CoalCo Common Infrastructure Liability Percentage of any Common Infrastructure Liabilities.

“Transferred Intellectual Property Rights” shall mean (a) the Transferred Trademarks, (b) the Transferred Patents, (c) the Transferred Copyrights, (d) the Transferred Internet Properties, (e) the Transferred Database Rights, and (f) the Transferred Trade Secrets.

“Transferred Internet Properties” shall mean Internet Properties (a) listed on Schedule B or (b) primarily used by the Coal Business. Notwithstanding the foregoing, the Transferred Internet Properties shall not include any Excluded Intellectual Property Rights.

“Transferred Patents” shall mean the Patents identified on Schedule B hereto.

“Transferred Trade Secrets” shall mean the Trade Secrets known to the Parties that are owned by Parent as of immediately prior to the Distribution and that are primarily used by the Coal Business, including the Trade Secrets listed on Schedule B. For the avoidance of doubt, Transferred Trade Secrets do not include: (a) any Trade Secrets that are used exclusively in or relate exclusively to Parent Business or (b) Common Infrastructure Trade Secrets. Notwithstanding the foregoing, the Transferred Trade Secrets shall not include any Excluded Intellectual Property Rights.

“Transferred Trademarks” shall mean all Trademarks which prior to the Distribution Date were used solely with regard to products, services and offerings of the Coal Business, including those trademarks identified on Schedule B. Notwithstanding the foregoing, the Transferred Trademarks shall not include any Excluded Intellectual Property Rights.

ARTICLE II

TRANSFERRED INTELLECTUAL PROPERTY

RIGHTS AND TECHNOLOGY AND ASSUMPTION OF LIABILITIES

2.01 Assignment of Intellectual Property Rights. (a) Subject to the terms and conditions of this Agreement, effective as of the Separation, Parent hereby assigns, transfers and conveys to CoalCo all of the right, title and interest of the Parent and any member of the Parent Group, in, to and under all Transferred Intellectual Property Rights, subject to the licenses granted to Parent in Article IV below and all other licenses granted under any such Intellectual Property Rights existing and in full force and effect as of immediately prior to the Distribution (subject to the terms and conditions contained in each such license). The Transferred Intellectual Property Rights include all of Parent’s right, title and interest in and to any and all proceeds, causes of action and rights of recovery against third parties for past and future infringement, misappropriation or other violation or impairment of any of the Transferred Intellectual Property Rights. The Parties shall execute intellectual property assignments in a form substantially similar to that attached as Schedule A1 (the “Patent Assignment Agreement”), Schedule A2 (the “Trademark Assignment Agreement”), and Schedule A3 (the “Copyright Assignment”), as well as such additional case specific assignments as deemed appropriate to carry out the intent of the Parties, as applicable (collectively, the “Intellectual Property Assignment Agreements”), for recordation with the appropriate Governmental Authority.

(b) Recording Change of Ownership of the Transferred Intellectual Property Rights. CoalCo, or such member of the CoalCo Group designated by CoalCo, shall have the sole responsibility, at its sole cost and expense, to file the Intellectual Property Assignment Agreements and any other forms or documents as required to record the assignment of the Transferred Intellectual Property Rights from Parent to CoalCo; provided, however, that, upon written request, Parent shall provide reasonable assistance to CoalCo to record the assignment, at CoalCo’s sole cost and expense.

(c) Responsibility for Transferred Patents. Parent shall pay all fees incurred and respond to all office actions due with respect to the Transferred Patents up to and including the Distribution Date. CoalCo shall, in its sole discretion, pay or cause to be paid, all fees incurred and respond to all office actions due with respect to the Transferred Patents after the Distribution Date. At or prior to the Distribution, Parent shall provide CoalCo with a listing, in a form to be agreed upon by the Parties, of: (i) all known responses to office actions and fees due with respect to the Transferred Patents in all relevant jurisdictions with due dates within 120 days of the Distribution Date; and (ii) a copy of all hard-copy or digitally stored Docket Files relating to the Transferred Patents, unless such files are in the possession of Parent’s outside counsel or agents, in which case Parent shall send written instructions to its counsel and agents directing them to act in accordance with CoalCo’s instructions with respect to such files.

2.02 Common Infrastructure Copyrights. (a) Common Infrastructure Copyrights shall be co-owned by Parent and CoalCo. Accordingly, each Party transfers and assigns (as assignor) to the other Party (as assignee), effective as of date of Distribution, an undivided one-half part of the whole right, title, and interest in Common Infrastructure Copyrights owned by the assignor as of the Distribution Date, such undivided one-half part to be held and enjoyed by the assignee, as fully and entirely as the same would have been held and enjoyed by the assignor if this transfer had not been made. Upon a Party’s written request, the other Party shall execute documents confirming the assignment of such co-ownership interest to the requesting Party. Subject to Article VI, each co-owner shall be free to exploit the Common Infrastructure Copyrights without further consent and without accounting to the other co-owner. Each Party shall indemnify, defend and hold harmless the other Party and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all Liabilities arising out of or resulting from such indemnifying Party’s exploitation of the Common Infrastructure Copyrights following the Distribution.

(b) The Parties acknowledge that some of the materials associated with Common Infrastructure Copyrights (e.g., documents, PowerPoint slides, photo libraries, etc.) may also contain third party-owned copyrighted material (“3POCM”) such as fonts, images and graphics, which are licensed to a Party. This Section 2.02 therefore does not extend to such 3POCM, and each Party is solely responsible for obtaining its own licenses to the 3POCM. Each Party shall indemnify, defend and hold harmless the other Party and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all claims by third parties arising out of or relating to such indemnifying Party’s use or exploitation of 3POCM following the Distribution.

(c) Notwithstanding the foregoing, and except as expressly permitted by either TLA1 or TLA2, the use of any Common Infrastructure Copyrights by or for one Party, and any works related to, or based upon, any of the Common Infrastructure Copyrights, may not contain any references to the other Party (or any of its marks, names, trade dress, logos or other source or business identifiers), the other Party’s publications, personnel (including senior management) or management structures, or any other indication (other than the verbatim or paraphrased reproduction of the content) that such works are based upon any Common Infrastructure Copyrights that originated with the other Party.

(d) Neither Parent nor CoalCo, nor any member of their respective Groups, shall have any obligation to the other to (i) notify of any changes or proposed changes to any of the Common Infrastructure Copyrights, (ii) include the other in any consideration of proposed changes to any of the Common Infrastructure Copyrights, (iii) provide draft changes of any of the Common Infrastructure Copyrights to the other for review or comment or (iv) provide the other with any updated materials relating to any of the Common Infrastructure Copyrights.

2.03 Common Infrastructure Trade Secrets. Common Infrastructure Trade Secrets shall be co-owned by Parent and CoalCo. Accordingly, each Party transfers and assigns (as assignor) to the other Party (as assignee), effective as of the date of Distribution, an undivided one-half part of the whole right, title, and interest in Common Infrastructure Trade Secrets owned by the assignor as of the date of Distribution, such undivided one-half part to be held and enjoyed by the assignee, as fully and entirely as the same would have been held and enjoyed by the assignor if this transfer had not been made. Upon a Party’s written request, (including a member of such Party’s respective Group), the other Party shall or if applicable shall cause the relevant member of their Group, execute documents confirming the assignment of such co-ownership interest to the requesting Party. Subject to Article VI, below, each co-owner shall be free to exploit the Common Infrastructure Trade Secrets without further consent and without accounting to the other co-owner. Notwithstanding the foregoing, neither of the joint owners (CoalCo, Parent) shall make a Common Infrastructure Trade Secret public or otherwise destroy or impair the Trade Secret status of a Common Infrastructure Trade Secret without the prior, written consent of the other joint owner. Each Party shall indemnify, defend and hold harmless the other Party and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all Liabilities arising out of or resulting from such indemnifying Party’s exploitation or disclosure of the Common Infrastructure Trade Secrets following the Distribution.

2.04 Acceptance and Assumption of Transferred Intellectual Property Liabilities. Subject to the terms and conditions of this Agreement, effective as of the Distribution, CoalCo shall accept, assume and agree faithfully to perform, discharge and fulfill the Transferred Intellectual Property Liabilities in accordance with their respective terms. CoalCo shall be responsible for all Transferred Intellectual

Property Liabilities, regardless of when or where such Transferred Intellectual Property Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution, regardless of where or against whom such Transferred Intellectual Property Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement. Notwithstanding the foregoing, for the avoidance of doubt, the scope of CoalCo’s obligations with respect to any Common Infrastructure Liabilities shall be co-extensive with, and not greater than, the scope of Parent’s obligations with respect to Common Infrastructure Liabilities.

2.05 Acceptance and Assumption by Parent of Common Infrastructure Liabilities. Subject to the terms and conditions of this Agreement, effective as of the Distribution, Parent shall accept, assume and agree faithfully to perform, discharge and fulfill the Parent Common Infrastructure Liability Percentage of any Common Infrastructure Liabilities in accordance with their respective terms. Parent shall be responsible for the Parent Common Infrastructure Liability Percentage of any Common Infrastructure Liabilities, regardless of where such Common Infrastructure Liabilities arose, or whether such Common Infrastructure Liabilities are asserted or determined prior to or after the date of this Agreement.

2.06 Delayed Transfers; Wrong Pockets. (a) In the event that it is discovered after the Distribution that there was an omission of (i) the transfer or conveyance by Parent or the acceptance or assumption by CoalCo of any Transferred Intellectual Property Right, Transferred Intellectual Property Liability, Common Infrastructure Right or Common Infrastructure Liability, as the case may be, or (ii) the transfer or conveyance by one Party to, or the acceptance or assumption by, the other Party of any Intellectual Property Right, Intellectual Property Liability, Common Infrastructure Right or Common Infrastructure Liability, as the case may be, that, had the Parties given specific consideration to such Intellectual Property Right, Intellectual Property Liability, Common Infrastructure Right or Common Infrastructure Liability prior to the Distribution, would have otherwise been so transferred, conveyed, accepted or assumed, as the case may be, pursuant to this Agreement, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption of such Intellectual Property Right, Intellectual Property Liability, Common Infrastructure Right or Common Infrastructure Liability. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.06(a) shall be treated by the Parties for all purposes as if it had occurred as of the Distribution, except as otherwise required by applicable Law.

(b) In the event that it is discovered after the Distribution that there was a transfer or conveyance by Parent to, or the acceptance or assumption by, CoalCo of any Transferred Intellectual Property Right, Transferred Intellectual Property Liability, Common Infrastructure Right or Common Infrastructure Liability, as the case may be, that should not have been transferred, the Parties shall use reasonable best efforts to promptly transfer or convey such Transferred Intellectual Property Right, Transferred Intellectual Property Liability, Common Infrastructure Right or Common Infrastructure Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Transferred Intellectual Property Right, Transferred Intellectual Property Liability, Common Infrastructure Right or Common Infrastructure Liability, as the case may be. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.06(b) shall be treated by the Parties for all purposes as if such Transferred Intellectual Property Right, Transferred Intellectual Property Liability, Common Infrastructure Right or Common Infrastructure Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law.

(c) To the extent that any transfer or conveyance of any Intellectual Property Right or Common Infrastructure Right acceptance or assumption of any Intellectual Property Liability or Common Infrastructure Liability required by this Agreement to be so transferred, conveyed, accepted or assumed shall not have been effected as of the Distribution Date, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption as promptly following the Distribution Date as shall be practicable. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Intellectual Property Rights or Common Infrastructure Rights or the acceptance or assumption of any Intellectual Property Liabilities or Common Infrastructure Liabilities which by their terms or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that the Parties shall use reasonable best efforts to obtain any necessary consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Transferred Intellectual Property Rights, Transferred Intellectual Property Liabilities, Common Infrastructure Rights and Common Infrastructure Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed; provided further that neither Party shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any such consent. In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of and after the Distribution Date, the Party retaining such Transferred Intellectual Property Right, Transferred Intellectual Property Liability, Common Infrastructure Right or Common Infrastructure Liability shall thereafter hold such Intellectual Property Right or Common Infrastructure Right for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and retain such Intellectual Property Liability or Common Infrastructure Liability for the account, and at the expense, of the Party by whom such Intellectual Property Liability or Common Infrastructure Liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be reasonably requested by the Party to which such Intellectual Property Right or Common Infrastructure Right should have been transferred or conveyed, or by whom such Intellectual Property Liability or Common Infrastructure Liability should have been assumed or accepted, as the case may be, in order to place such Party, insofar as reasonably possible, in the same position as would have existed had such Transferred Intellectual Property Right, Transferred Intellectual Property Liability, Common Infrastructure Right or Common Infrastructure Liability been transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Agreement, including possession, use, risk of loss, potential for gain/loss and control over such Transferred Intellectual Property Right, Transferred Intellectual Property Liability, Common Infrastructure Right or Common Infrastructure Liability. As and when any such Transferred Intellectual Property Right, Transferred Intellectual Property Liability, Common Infrastructure Right or Common Infrastructure Liability becomes transferable, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption (as applicable). Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.06(c) shall be treated by the Parties for all purposes as if it had occurred as of the Distribution Date, except as otherwise required by applicable Law.

(d) The Party retaining any Transferred Intellectual Property Right, Transferred Intellectual Property Liability, Common Infrastructure Right or Common Infrastructure Liability due to the deferral of the transfer and conveyance of such Intellectual Property Right or Common Infrastructure Right or the deferral of the acceptance and assumption of such Intellectual Property Liability or Common Infrastructure Liability pursuant to this Section 2.06 or otherwise shall not be obligated by this Agreement, in connection with this Section 2.06, to expend any money or take any action that would require the expenditure of money (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party entitled to such Intellectual Property Right or Common Infrastructure Right or intended to assume such Intellectual Property Liability or Common Infrastructure Liability, as applicable) unless and to the extent the Party entitled to such Intellectual Property Right or Common Infrastructure Right or intended to assume such Intellectual Property Liability or Common Infrastructure Liability, as applicable, advances or agrees to reimburse it for the applicable expenditures.

2.07 Trademarks To Be Surrendered. Within thirty (30) days of the termination of TLA2, CoalCo shall surrender the trademark registrations listed in Schedule D.

2.08 Description of Services in Retained Trademarks. For each of the Excluded Trademarks, at the time of the next maintenance filing if the Excluded Trademark is registered, or within 30 days after Separation if the Excluded Trademark is the subject of a pending application, Parent shall amend the description of goods and services to delete references to “coal” and any goods or services associated with the Coal Business.

2.09 Description of Services in Transferred Trademarks. For each of the Transferred Trademarks, at the time of the next maintenance filing if the Transferred Trademark is registered, or within 30 days after Separation if the Transferred Trademark is the subject of a pending application, CoalCo shall amend the description of goods and services to delete references to “gas” and any goods or services associated with the Parent Business.

ARTICLE III

LICENSES FROM PARENT TO COALCO

3.01 License Grants. Parent hereby grants to CoalCo and the Affiliates of CoalCo a prospective license to certain Trademarks and Internet Properties as set forth in TLA1. To the extent there is a conflict between the terms of this Agreement and TLA1, the terms of TLA1 shall control with respect to the Trademarks and Internet Properties set forth in TLA1.

3.02 Change of Corporate Name. Within      days of the of the date of Distribution, CoalCo shall cause the applicable members of the CoalCo Group to change their corporate names so that the CoalCo Group no longer uses the term “CNX”. The interim use of any “CNX”-based corporate name by any member of the CoalCo Group will be subject to the terms of TLA1 with respect to the Trademarks and Internet Properties set forth in TLA2.

ARTICLE IV

LICENSES FROM COALCO TO PARENT

4.01 License Grants. CoalCo hereby grants to Parent and the Affiliates of Parent a prospective license to certain Trademarks as set forth in TLA2. To the extent there is a conflict between the terms of this Agreement and TLA2, the terms of TLA2 shall control.

4.02 Change of Corporate Name. Within      days of the of the date of Distribution, Parent shall cause the applicable members of the Parent Group to change their corporate names so that the Parent Group no longer uses the term “CONSOL”. The interim use of any “CONSOL”-based corporate name by any member of the Parent Group will be subject to the terms of TLA2 with respect to the Trademarks set forth in TLA1.

ARTICLE V

ADDITIONAL INTELLECTUAL PROPERTY RELATED MATTERS

5.01 Assignments and Licenses. No Party may directly or indirectly assign or grant a license in or to any of its Intellectual Property Rights licensed to the other Party pursuant to Article III or Article IV, unless such assignment or grant is made subject to the licenses granted herein. For the avoidance of doubt, a non-exclusive license grant shall be deemed to be made subject to the licenses granted herein.

5.02 Assistance By Employees. Each of Parent and CoalCo agree to use and to cause each member of their respective groups to use, reasonable best efforts to make available, upon written request, the former, current and future directors, officers, employees, and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Administrative IP Proceeding or threatened or contemplated Administrative IP Proceeding (including preparation for any such Administrative IP Proceeding) in which either Parent or CoalCo, as applicable, may from time to time be involved. Any actual and reasonable out-of-pocket expenses associated with such assistance shall be borne by the Party involved in the Administrative IP Proceeding. For the purposes of this Section 5.02, “Administrative IP Proceedings” shall mean the prosecution of, and other patent or trademark office proceedings (e.g., reissue, reexamination, interference, inter partes review, opposition or cancellation proceeding, post-grant review, etc.) regarding, the other Party’s Patent applications, Patents, Trademarks and other Intellectual Property Rights.

5.03 Inventor Compensation. Each Party will be responsible for providing inventor incentive compensation, if any, to its employees or the employees of any member of their respective Groups, in accordance with its own internal policies and any applicable laws and regulations. To the extent that a Party bases an inventor’s incentive compensation on a Patent or a Patent application of the other Party, the Parties will reasonably cooperate by providing to each other relevant information about their Patents for which one or more inventors are employees of the other Party. To the extent that inventor compensation is specified by local law, the Parties will reasonably cooperate in providing information to each other in order to enable each Party to calculate inventor compensation. No Party shall have any obligation to provide any inventor incentive compensation to an employee of the other Party except as required by law. Any information provided under this Section 5.03 shall be subject to the confidentiality provisions Section 6.09 of the Separation and Distribution Agreement.

5.04 No Implied Licenses. Nothing contained in this Agreement shall be construed as conferring any rights (including the right to sublicense) by implication, estoppel or otherwise, under any Intellectual Property Rights, other than as expressly granted in this Agreement, and all other rights under any Intellectual Property Rights licensed to a Party hereunder are expressly reserved by the Party granting the license. The Party receiving the license hereunder acknowledges and agrees that the Party granting the license is the sole and exclusive owner of the Intellectual Property Rights so licensed.

5.05 No Obligation To Prosecute or Maintain Patents. Except as expressly set forth in this Agreement, no Party shall have any obligation to seek, perfect or maintain any protection for any of its Intellectual Property Rights. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, no Party shall have any obligation to file any Patent application, to prosecute any Patent, or secure any Patent rights or to maintain any Patent in force.

5.06 Technical Assistance. Except as expressly set forth in this Agreement, in the Separation and Distribution Agreement or any other mutually executed agreement between the Parties, no Party shall be required to provide the other Party with any technical assistance or to furnish any other Party with, or obtain on their behalf, any documents, materials or other information or Technology.

5.07 Third-Party Infringement. No Party shall have any obligation hereunder to institute or maintain any action or suit against third parties for infringement or misappropriation of any Intellectual Property Rights in or to any Technology licensed to the other Party hereunder, or to defend any action or suit brought by a third party which challenges or concerns the validity of any of such Intellectual Property Rights or which claims that any Technology licensed to the other Party hereunder infringes or constitutes a misappropriation of any Intellectual Property Rights of any third party. Except as set forth in Section 2 of TLA1 and TLA2, each Party (the “Notifying Party”) may, but shall not be required to, notify the other Party (the “Licensor”) in writing upon learning that a third party may be infringing, misappropriating or otherwise violating or impairing any Intellectual Property Rights of the Licensor that are licensed to the Notifying Party under this Agreement. Such notification shall set forth in reasonable specificity the identity of the suspected infringing third party and the nature of the suspected infringement. The Notifying Party shall not take any steps to contact any such third party without the Licensor’s prior written permission, and the Licensor shall have the sole discretion to determine whether and in what manner to address any actual or suspected unauthorized third-party use and shall be exclusively entitled to any remedies, including monetary damages, related thereto or resulting therefrom. In the event that the Licensor decides to initiate any claim against any third party, the Notifying Party shall reasonably cooperate with the Licensor, subject to Section 5.05. Any actual and reasonable out-of-pocket expenses associated with such cooperation shall be borne by the Licensor, expressly excluding the value of the time of the Notifying Party’s personnel (regarding which the Parties shall agree on a case by case basis with respect to reasonable compensation).

5.08 No Challenge to Title. Each Party agrees that it shall not, for any reason, during the term of the licenses granted in Article III and Article IV, either itself do or authorize any third party to do any of the following anywhere in the world with respect to any Intellectual Property Rights licensed to it hereunder: (a) represent to any third party in any manner that it owns or has any ownership rights in such Intellectual Property Rights (other than to the extent of the license granted hereunder); (b) apply for any registration of such Intellectual Property Rights (including federal, state and national registrations); or (c) impair, dispute or contest the validity or enforceability of the other Party’s right, title and interest in and to such Intellectual Property Rights.

ARTICLE VI

LIMITATION OF LIABILITY AND WARRANTY DISCLAIMER

6.01 Limitation of Liability. Except as may expressly be set forth in this Agreement, neither Parent nor CoalCo shall in any event have any Liability to the other, or to any Affiliate of the other, as applicable, under this Agreement as a result of any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the party providing such information; provided, however, that the provisions of this Section 6.01 shall not limit (a) a Party’s indemnification obligations with respect to any Liability any Indemnitee may have to any third party for any indirect, special, punitive or consequential damages, or (b) the damages available to a Party for infringement or misappropriation of its Intellectual Property Rights by the other Party.

6.02 Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND COALCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COALCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, REGISTRABILITY, ALLOWABILITY, ENFORCEABILITY OR NON-INFRINGEMENT, AS TO ANY INTELLECTUAL PROPERTY RIGHTS OR INTELLECTUAL PROPERTY LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY, AS TO THE SUFFICIENCY OF THE INTELLECTUAL PROPERTY RIGHTS OR INTELLECTUAL PROPERTY LIABILITIES TRANSFERRED OR ASSUMED HEREBY FOR THE CONDUCT AND OPERATIONS OF THE COAL BUSINESS OR THE PARENT BUSINESS, AS APPLICABLE, AS TO

ANY GOVERNMENTAL APPROVALS OR OTHER CONSENTS REQUIRED IN CONNECTION THEREWITH OR IN CONNECTION WITH ANY PAST TRANSFERS OF THE INTELLECTUAL PROPERTY RIGHTS OR ASSUMPTIONS OF THE INTELLECTUAL PROPERTY LIABILITIES, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY INTELLECTUAL PROPERTY RIGHTS OR INTELLECTUAL PROPERTY LIABILITIES OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHTS OF SET-OFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER INTELLECTUAL PROPERTY RIGHTS, OF ANY SUCH PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY INTELLECTUAL PROPERTY RIGHTS OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ANY SUCH INTELLECTUAL PROPERTY RIGHTS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (B) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE VII

TRANSFERABILITY AND ASSIGNMENT

7.01 No Assignment or Transfer Without Consent. Except as expressly set forth in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement, including the Intellectual Property Rights licenses granted pursuant to this Agreement, shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Notwithstanding the foregoing, no consent for assignment shall be required for the assignment of a Party’s rights and obligations under this Agreement in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. Nothing herein is intended to, or shall be construed to, prohibit either Party or any of its Subsidiaries from being party to or undertaking a transaction that would result in a change of control. For the avoidance of doubt, in no event will the licenses granted in this Agreement extend to products, product lines, services, apparatus, devices, systems, components, hardware, software, processes, solutions, any combination of the foregoing, or other offerings of the assignee existing on or before the date of the transaction described in clauses (a) or (b) of the preceding sentence, except to the extent that they were licensed under the terms of this Agreement prior to such transaction.

7.02 Divested Businesses. In the event a Party divests a business by selling or otherwise transferring a line of business to a third party, the licenses granted to the divested entity/line of business shall terminate as of the date the divested entity/line of business is divested.

ARTICLE VIII

REVOCATION AND TERMINATION OF LICENSE RIGHTS; TERMINATION

8.01 Termination by Both Parties. Subject to Section 8.02, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

8.02 Termination Prior to the Distribution. This Agreement may be terminated by Parent at any time, in its sole discretion, prior to the time of the Distribution. In the event of any termination of this Agreement prior to the time of the Distribution, neither Party (nor any of its directors or officers) shall have any Liability or further obligation to the other Party under this Agreement.

8.03 Effect of Termination; Survival. Except with respect to termination of the Agreement under Section 8.02, notwithstanding anything in this Agreement to the contrary, Article VI, this Section 8.03 and Article X shall survive any termination of this Agreement.

ARTICLE IX

FURTHER ASSURANCES

9.01 Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all consents of any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and (iii) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and any transfers of Intellectual Property Rights or assignments and assumptions of Transferred Intellectual Property Liabilities and Common Infrastructure Liabilities hereunder.

(c) On or prior to the time of the Distribution, Parent and CoalCo, in their respective capacities as direct and indirect owners of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by Parent or CoalCo, as the case may be, to effectuate the transactions contemplated by this Agreement.

ARTICLE X

MISCELLANEOUS

10.01 Counterparts; Entire Agreement; Corporate Power. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

(b) This Agreement and the Appendices, Exhibits and Schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(c) Parent represents on behalf of itself, and CoalCo represents on behalf of itself, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

10.02 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws, principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and of the Parties hereto herby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction Court of Chancery of the State of Delaware, or if (on only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, in any action or proceeding arising out of or relating to this Agreement for recognition or enforcement of any judgment relating hereto.

EACH PARTY UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING UNDER THIS AGREEMENT.

10.03 Third-Party Beneficiaries. Except as otherwise expressly set forth herein, the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder, and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

10.04 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Parent:	If to CoalCo

Name	Name
Address	Address
Attn: General Counsel	Attn: General Counsel
Fax No.:	Fax No.:

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

10.05 Export Control. Each Party agrees that it shall comply with all applicable national and international laws and regulations relating to export control in its country(ies), if any, involving any commodities, software, services or technology within the scope of this Agreement.

10.06 Bankruptcy. The Parties acknowledge and agree that all rights and licenses granted by the other under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that, notwithstanding anything else in this Agreement, Parent and CoalCo, as licensees of such intellectual property rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code (including Parent’s and CoalCo’s right to the continued enjoyment of the rights and licenses respectively granted under this Agreement).

10.07 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.08 Expenses. Except as expressly set forth in this Agreement, all third-party fees, costs and expenses paid or incurred in connection with the provisions of this Agreement will be paid by the Party incurring such fees or expenses, whether or not the Distribution is consummated, or as otherwise agreed by the Parties.

10.09 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.10 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the Liabilities for the breach of any obligations in this Agreement shall survive the Separation and shall remain in full force and effect.

10.11 Waivers of Default. No failure or delay of any Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

10.12 Specific Performance. Notwithstanding the procedures set forth in Article IX, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

10.13 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

10.14 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof”, “herein”, “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

CONSOL ENERGY INC.

By:

Name:
Title:

CONSOL MINING CORPORATION

By:

Name:
Title:

[Signature Page to IP Matters Agreement]